ARTICLES OF AMENDMENT TO THE CHARTER
                               OF
                         PROFFITT'S, INC.

Pursuant to the provisions of Section 6.02 of the Tennessee
Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Charter:

     Article IX.  Section 1.  Number of Directors.  The affairs of
     this Corporation shall   be managed by a Board of up to
     fifteen (15) Directors.

     Effective as of the Annual Meeting of Shareholders in 1997, the Board shall be divided into three classes, designated as Class I, Class II, and Class III, as nearly equal in number as possible. The initial term of office of Class I shall expire at the Annual Meeting of Shareholders in 1998, that of Class II shall expire at the Annual Meeting in 1999, and that of Class III shall expire at the Annual Meeting in 2000, and in all cases as to each Director until his successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death, or incapacity.

     Subject to the foregoing, at each Annual Meeting of Shareholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding Annual Meeting and until their successors shall be elected and qualified. Vacancies on the Board, for any reason, and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a vote of the majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.

     If the number of Directors is changed, the Board shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided that the Directors in each class shall be as nearly equal in number as possible. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

     Notwithstanding any other provisions of this Charter of the bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law, this Charter or the bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article IX, Section 1 of this Charter.

Dated:  June 19, 1997                   PROFFITT'S, INC.

                              By:______________________________
                                   Brian J. Martin, Assistant
                                   Secretary and Executive Vice
                                   President



               ARTICLES OF AMENDMENT TO THE CHARTER

                                OF

                         PROFFITT'S, INC.


     Pursuant to the provisions of Section 6.02 of the Tennessee
Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Charter:

     A.   The name of the corporation is PROFFITT'S, INC. (the
"Corporation").

     B. The Charter is amended by increasing the number of authorized shares of Series C Junior Preferred Stock from 500,000 shares to 1,000,000 shares.

     C.   As of the date of this Amendment, no shares of Series C
Junior Preferred Stock have been issued.

     D.   The Corporation is a for-profit corporation.

     E. The Amendment was duly adopted on August 20, 1997 by the Board of Directors of the Corporation.




     Dated: August 20, 1997        PROFFITT'S, INC.



                              By:______________________________
                                   Brian J. Martin, Assistant
                                   Secretary and Executive Vice
                                   President